Exhibit 99.1

Annual Report
2020

ITIVITI HOLDING AB

Content

Consolidated statement of profit or loss and other comprehensive income

EUR THOUSAND	Notes	2020

OPERATING REVENUE	C6
System revenue		197,586
Professional Services		10,097
Other operating revenue		608
Operating revenue		208,291

OPERATING EXPENSES
Direct costs		-24,839
Other external expenses	C11	-14,079
Personnel costs	C9	-86,751
Capitalized development costs	C7, C16	23,471
Amortization, depreciation and impairment losses	C10, C16, C17	-53,884
Foreign exchange differences		-715
Share of gain from associates	C18	6
Operating expenses		-156,791
Operating income		51,500

FINANCIAL ITEMS	C13
Financial income		118
Financial expenses		-29,611
Net financial items		-29,493

Income before tax		22,008

Income tax expense	C14	-10,009
Net income for the year		11,999

OTHER COMPREHENSIVE INCOME
Items that will not be reclassified to profit or loss:
Actuarial Gain/loss on post-employment benefits		10
Tax on items that will not be reclassified to profit or loss		-1
Total		9
Items that can be reclassified subsequently to profit or loss:
Currency translation differences		-21,769
Cash flow hedges		1,898
Tax on items that may be reclassified to profit or loss		-406
Total		-20,277
Total other comprehensive income for the year		-20,268
Total comprehensive income for the year		-8,269

Net income for the year attributable to owners of the Parent Company		12,774
Net loss for the year attributable to non-controlling interests		-775
Comprehensive loss for the year attributable to owners of the Parent Company		-10,284
Comprehensive income for the year attributable to non-controlling interests		2,015

The accompanying notes are an integral part of these consolidated financial statements

Consolidated balance sheet

EUR THOUSAND	Notes	Dec 31, 2020

ASSETS
Non-current assets
Intangible assets	C16
Goodwill		481,930
Capitalized development costs		68,354
Other intangible assets		229,004
Total intangible assets		779,288
Property, plant and equipment	C17	6,782
Right-of-use assets	C15	18,358
Financial assets	C18, C19, C20
Investments in associates		2,014
Other financial assets		3,059
Total financial items		5,073
Deferred tax assets	C14	22,073
Total non-current assets		831,574

Current assets
Contract assets	C19	1,983
Trade receivables	C19, C21	49,865
Prepaid tax	C14	3,626
Other current assets	C19, C22	14,230
Cash and cash equivalents	C19, C29	31,581
Total current assets		101,285
TOTAL ASSETS		932,859

EQUITY AND LIABILITIES
Equity	C23
Share capital		302
Other contributed capital		191,682
Reserves	C12	-11,621
Retained earnings		-100,339
Total equity related to the owners of the parent company		80,024
Non-Controlling interests		75,462
Total equity		155,486

Non-current liabilities
Provision for pensions	C26	1,330
Non-current provisions	C25	101
Deferred tax liabilities	C14	75,824
Non-current lease liabilities	C15	16,705
Interest-bearing liabilities	C19, C24	534,417
Shareholder loan	C19, C24	3,079
Total non-current liabilities		631,456

Current liabilities
Interest-bearing liabilities	C19, C24	18
Liabilities, derivative instruments	C19, C28	4,998
Current lease liabilities	C15	4,876
Contract liabilities	C19	87,034
Trade payables	C19, C28	1,938
Taxes payable	C14	10,376
Other current liabilities	C19, C27	36,676
Total current liabilities		145,916
TOTAL EQUITY AND LIABILITIES		932,859

Pledged assets and contingent liabilities	C30

The accompanying notes are an integral part of these consolidated financial statements

Consolidated statement of changes in equity

JANUARY 1 - DECEMBER 31, 2020

EUR THOUSAND			Share capital	Other Contributed Capital	Reserv- es	Retained Earnings	Total equity attributable to owners of the parent company	Non-controlling interests	Total equity
Opening balance, January 1, 2020			302	191,682	11,446	-113,122	90,308	73,447	163,756
Net income (loss)		-	-	-	-	12,774	12,774	-775	11,999

Other comprehensive income
Items that will not be reclassified to profit or loss:
Remeasurements related to post-employment benefits		-	-	-	-	10	10	-	10
Tax on items that will not be reclassified to profit or loss		-	-	-	-	-1	-1	-	-1
Items that may be reclassified to profit or loss:
Fair value reserve		-	-	-	1,898	-	1,898	-	1,898
Translation differences		-	-	-	-24,558	-	-24,558	2,790	-21,769
Tax on items that may be reclassified to profit or loss		-	-	-	-406	-	-406	-	-406

Total comprehensive income (loss)			-	-	-23,066	12,783	-10,284	2,015	-8,269
Closing balance, December 31, 2020	C23		302	191,682	-11,621	-100,339	80,024	75,462	155,486

The accompanying notes are an integral part of these consolidated financial statements

Cash flow statement

EUR THOUSAND	Notes	2020

OPERATING ACTIVITIES
Operating income		51,500
Adjustments for non-cash items
Amortization, depreciation and impairment losses	C16, C17	53,884
Other non-cash items		-288
Interest received	C13	118
Interest paid	C13	-35,001
Income tax paid	C14	-4,563
Cash flow from operating activities before changes in working capital		65,650

CHANGES IN WORKING CAPITAL
Change in trade receivables	694
Change in other operating receivables	1,439
Change in trade payables	-2,192
Change in other operating payables	532
Total change in working capital	473
Cash flow from operating activities	66,123

INVESTING ACTIVITIES
Purchase of property, plant and equipment	C17	-3,688
Expenditures for intangible assets	C16	-27,356
Acquisition subsidiaries		-163
Cash flow from investing activities		-31,207

FINANCING ACTIVITIES
Proceeds from borrowings	C24	13,000
Repayment of borrowings	C24	-27,293
Lease liability payment	C24	-5,830
Cash flow from financing activities		-20,123

Change in cash and cash equivalents		14,793
Cash and cash equivalents at beginning of year	C29	18,670
Translation differences in cash and cash equivalents		-1,882
Cash and cash equivalents at end of year	C29	31,581

The accompanying notes are an integral part of these consolidated financial statements

Notes

NOTE C1. CORPORATE INFORMATION	8
NOTE C2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES	9
NOTE C3. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS	14
NOTE C4. BUSINESS COMBINATIONS	14
NOTE C5. GEOGRAPHICAL AREAS	15
NOTE C6. REVENUE	16
NOTE C7. DEVELOPMENT COSTS	18
NOTE C8. RELATED PARTY TRANSACTIONS	18
NOTE C10. AMORTIZATION, DEPRECIATION AND IMPAIRMENT LOSSES	19
NOTE C11. OTHER EXTERNAL EXPENSES	20
NOTE C12. RESERVES	20
NOTE C13. FINANCIAL ITEMS	20
NOTE C14. INCOME TAX EXPENSE	21
NOTE C15. LEASES	22
NOTE C16. INTANGIBLE ASSETS	23
NOTE C17. PROPERTY, PLANT AND EQUIPMENT	24
NOTE C18. ASSOCIATED COMPANIES	25
NOTE C19. FINANCIAL ASSETS AND LIABILITIES BY CATEGORY	25
NOTE C20. OTHER FINANCIAL ASSETS	26
NOTE C21. TRADE RECEIVABLES	26
NOTE C22. OTHER CURRENT ASSETS	27
NOTE C23. EQUITY	28
NOTE C24. INTEREST-BEARING LIABILITIES	28
NOTE C25. OTHER NON-CURRENT PROVISIONS	29
NOTE C26. POST-EMPLOYMENT BENEFITS	29
NOTE C27. OTHER CURRENT LIABILITIES	31
NOTE C28. FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS	31
NOTE C29. CASH AND CASH EQUIVALENTS	32
NOTE C30. PLEDGED ASSETS AND CONTINGENT LIABILITIES	32
NOTE C31. EVENTS AFTER THE BALANCE SHEET DATE	33

Note C1. Corporate information

Itiviti Holding AB and its subsidiaries (jointly referred to as the Group) are a leading global provider of technology and services for securities trading to the financial industry and conducts development, sales and support services through a market presence in all major financial centers.

Itiviti Holding AB, corporate identity number 559097-5776, is a limited company registered in Sweden and domiciled in Stockholm. Headquartered in Stockholm, the Group has offices in New York, Chicago, São Paulo, Hong Kong, Singapore, Manila, Mumbai, Tokyo, Sydney, London, Paris, Stockholm, Cluj, St. Petersburg, and Milan.

Business review

The Group provides two main types of services, System revenue and Professional services.

System Revenue:

Managed FIX services

The Group’s Managed FIX Services provide a comprehensive connectivity ecosystem consisting of a FIX trading network, a FIX engine, client certification, onboarding and testing tools. The core network, NYFIX, is a managed, broker-independent trading network that connects a community of approximately 1,600 buy-side and sell-side firms. The Group’s Managed FIX Services can also aid with client onboarding process, including message validation, enrichment, transformation and conformance testing that the platform provides in addition pre/post-trade risk management, Transaction Cost Analysis (TCA) and monitoring services.

FIX tools and technology

The Group’s FIX testing, verification and certification tools help automate processes for deployment. Testing and simulation tool commercialized by Itiviti provides quality assurance, complemented by automated client certification to vet FIX counterparties.

Agency trading and order management

The Group’s hybrid agency trading platform scales across asset classes and geographies. It provides both the high-touch and low-touch functionalities needed to support trade flow.

Post-trade management is addressed by the Group’s Middle Office solution, which enables firms to implement electronic workflows while further reducing operational risk and lowering costs. The Group’s agency trading platform captures audit trails and delivers order flow transparency, to ensure compliance and control risk.

Principal risk trading and market making

The Group’s trading platform facilitates system customization of proprietary trading strategies and enables adaption to market dynamics and regulatory changes.

The Group’s modular system facilitates vertical and horizontal scaling across markets and geographies as liquidity changes.

Execution management and venue connectivity

The Group’s pre-trade risk control tools and limits framework are designed to facilitate compliance with common regulatory frameworks and guarantee reliable execution.

Professional services:

Professional services consist of mainly implementation projects of one-off services, sold on stand-alone basis separable from software. The Group can, to a lesser extent, render stand-alone services which can be of two natures: (i) long-term consulting/assistance service where one Itiviti employee is permanently on customer’s site; and (ii) short-term consulting/assistance service or training

The report was approved by the Board of Directors on April 20, 2021.

Note C2. Summary of significant accounting policies

The most important accounting policies that have been applied in these consolidated financial statements are described below.

Itiviti Holding AB was formed in January 2017 as a new Holding Company of Itiviti AB Group. This is the first consolidated financial statement issued by Itiviti Holding AB.

Basis of presentation

This is the first time consolidated financial statements are prepared for Itiviti Holding AB. Since the Itiviti Holding AB group is a continuation of the Itiviti AB group, and controlling interest over Itiviti AB was obtained through a common control transaction, no disclosures according to IFRS 1 are presented in these financial statements.

As a consequence of the Group’s working methods, where there is a high degree of overlap between sales and support and between sales and development activities, the Group presents income/loss in accordance with the principles for an income statement classified by cost type. The consolidated financial statements have been prepared on a historical cost basis, with the exception of financial instruments measured at fair value through OCI. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and judgements, and those that are of significance for the consolidated financial statements are presented in Note C3 - Critical accounting estimates and judgements.

These financial statements were prepared to meet the requirements of SEC Rule 3-05 of Regulation S-X, which only requires one year of financial information be presented. Accordingly, these consolidated financial statements do not include comparative information as at and for the year ended December 31, 2019 as required by IAS 1 Presentation of Financial Statements. Except for the omission of such comparative information, the consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are presented in EURO (EUR) and are rounded off to the nearest EUR thousand unless otherwise stated.

New and changed standards applied by the Group

The following new, amended or improved accounting standards were applicable from January 1, 2020:

Amendment to IFRS 16 Leases Covid-19 Related Rent Concessions; Amendment to IFRS 3 Business Combinations; Amendment to IAS 1 and IAS 8; Interest Rate Benchmark Reform (Amendments to IFRS7, IFRS9 and IAS 39). The new, amended or improved standards did not have any material impact on the financial statements of the Group.

New or amended accounting standards to be applied after 2020:

Certain new standards, interpretations and amendments have been issued but were not effective as of December 31, 2020 and in some cases had not been adopted by the EU. The Group has not applied the new standards, interpretation or amendments, and no material effect on the Group is expected at adoption. The impact of the Interest Rate Benchmark Reform - Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16) is presented below.

Interest Rate Benchmark Reform - Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)

The IASB issued Interest Rate Benchmark Reform Phase 2, Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (the Phase 2 Amendments). The Phase 2 Amendments are effective for annual periods beginning on or after 1 January 2021 although early application is permitted.

IBOR’s are interest rate benchmarks used in financial markets for pricing, valuing and hedging a wide variety of financial instruments such as derivatives, loans and bonds. The group is reviewing the LIBOR transition developments on an ongoing basis to ensure the financing instruments are updated in line with market developments and in order to transition from LIBOR (and other relevant IBORs) in good time and in line with other market participants. The group’s work on this topic is ongoing but to date the implementation is not expected to have a material impact on the Group’s financial statements. Itiviti has chosen not to apply these changes early. The reform impacts the Group’s cash flow hedges based on LIBOR interest rates.

Basis of consolidation

The consolidated financial statements are prepared in accordance with the acquisition method. Accordingly, consolidated stockholders’ equity includes equity in subsidiaries and associated companies earned only after their acquisition. Subsidiaries are all companies for which Itiviti Holding, directly or indirectly, is the parent. To be classified as a parent, Itiviti Holding, directly or indirectly, must control another company which requires that the Parent Company has power over that other company.

The financial statements of the subsidiaries cover the same reporting period as those of the Parent Company and their financial statements are prepared according to the same accounting policies. Companies that are acquired during the year are included in the consolidated accounts only with values arising from the date on which the controlling influence passes to the Group, while companies sold during the year are included until the date on which the influence ceases. All intra-group assets and liabilities, revenue, expenses, gains or losses arising from transactions between companies covered by the consolidated financial statements are eliminated in full.

In the consolidated financial statements, current assets consist of amounts that are expected to be recovered within 12 months from the closing date. An asset that is recovered more than 12 months from the closing date is classified as non-current. Current liabilities consist of amounts that are expected to be settled within 12 months from the closing date. A liability that is settled more than 12 months from the closing date is classified as non-current. When the criteria for assets and liabilities are not met, these are derecognized from the balance sheet.

Business combinations

Business combinations are recognized using the acquisition method of accounting. The purchase consideration for the acquisition of a subsidiary consists of the fair value of assets transferred by the acquirer, liabilities assumed by the Group from the former owner of the acquiree and those shares issued by the Group. The purchase consideration also includes the fair value of all assets or liabilities that are a result of an agreement for contingent consideration. Identifiable assets acquired, and liabilities assumed in a business combination are initially measured at the acquisition date fair value. For each business combination, the Group elects whether to measure non-controlling interests in the acquiree at fair value or at the proportionate share of the carrying amount of the acquirer’s identifiable net assets. For business combinations achieved in stages (step acquisitions), the acquisition date fair value of any previously held equity interests are remeasured at fair value and value changes are recognized in profit or loss. Costs resulting from the acquisition are recognized as administrative expenses when they arise.

Goodwill is initially measured at cost and represents the difference between the fair value of purchase consideration given in connection with an acquisition, the amount of any non-controlling interests, and the net value of identifiable net assets acquired, and liabilities assumed. If the fair value of consideration transferred is lower than the Group’s share in the fair value of the acquirer’s net assets, the difference is recognized in profit or loss. Goodwill is subsequently measured at cost less accumulated impairment losses. For impairment testing, goodwill arising on acquisitions is allocated from the acquisition date to the cash-generating units in the Group that are expected to benefit from the acquisition, regardless of whether the acquirer’s assets and liabilities are allocated to these units.

Disposal of subsidiaries

When the Group no longer has control, each remaining holding is measured at fair value on the date when the Group has lost control. The change in carrying amount is recognized through profit or loss. The fair value is used as the initial recognized value and provides a basis for continued accounting for the remaining holding as an associated company, joint venture or financial asset. All amounts relating to the disposed entity that have previously been recognized in “Other comprehensive income” are reported as if the Group had directly disposed of the attributable assets or liabilities. As a result, amounts that were previously recognized in “Other comprehensive income” may be reclassified to profit or loss.

Non-current assets held for sale and discontinued operations

Non-current assets (or disposal groups) are classified as held for sale when their carrying amount will be substantially recovered through a sales transaction and the sale are highly probable. They are measured at the lower of carrying amount and fair value less costs to sell.

Geographical market

In a breakdown of revenue and non-current assets by geographical market, EMEA refers to customers in Europe, the Middle East and Africa, APAC refers to customers in the Asia Pacific region and Americas refers to customers in Northern, Central and South America.

Revenue recognition

The Group’s revenue consists of two main types of services, System revenue and Professional services. For more information, see Note C6 Revenue.

Direct costs

Direct costs correspond to infrastructure costs and revenue share, which are highly interrelated to the revenue.

Translation of foreign currency

The consolidated financial statements are presented in EUR. Financial statements in foreign currencies are translated in accordance with the functional currency concept. The Itiviti subsidiaries use the local currency of their respective countries as the functional currency, and the parent company has SEK as functional currency.

Transactions in foreign currency

Transactions in foreign currency are translated to the functional currency using the exchange rates prevailing at the dates of each transaction. Receivables and liabilities in foreign currency are translated at period end exchange rates.

Foreign exchange gains and losses that are attributable to loans or borrowings are recognized in the consolidated statement of profit or loss and comprehensive income as financial income or expenses. All other foreign exchange gains and losses are recognized in the item “Foreign exchange differences” in the consolidated statement of profit or loss and comprehensive income.

Translation of foreign subsidiaries

The balance sheets of foreign subsidiaries are translated to EUR at the date of the balance sheet and all items in the income statement are translated at the average rate during the year. Any translation differences thus arising are recognized in “Other comprehensive income”. Goodwill and other intangibles arising on the acquisition of foreign operations are treated as assets of this operation and are translated to EUR at the period end exchange rates.

Interest income

Interest income is recognized when earned based on the values of financial assets. Interest income is included in financial income in the consolidated statement of profit or loss and comprehensive income.

Dividends received

Dividends received are recognized when the company’s right to receive payment has been established.

Employee benefits

Sales commissions

Sales commissions to employees are payable on recurring software sales and are based on the annualized value of sold licenses. Commissions are paid quarterly in arrears for gross sales, and on an annual basis for the net sales- and other key performance indicator targets. Annual sales commissions are recognized in personnel costs during the year. Expenses for sales commissions on sales are recognized as amortization over the term of the contract with the customer, which is normally 24 months. This means that the company pays the sales commission upon completion of the sale, while the related revenue and expense is recognized over the term of the contract. Commission levels are adjusted on an annual basis.

Post-employment benefits defined contribution plans:

A defined contribution pension plan is a pension plan in which the Group pays a fixed contribution to a separate legal entity. The Group has no legal or constructive obligation to pay further contributions if this legal entity does not have sufficient assets to pay all employee benefits relating to employee service in the current and prior periods. The Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations when the contributions have been paid. The contributions are recognized as personnel costs when they fall due for payment. Prepaid contributions are recognized as assets to the extent that the Group may benefit from a cash refund or a reduction in future payments.

Defined benefit plans:

For defined benefit pension plans, at the end of each annual financial reporting period, the obligations are calculated based on the projected unit credit method, taking into account actuarial assumptions such as salary increases, retirement age, mortality, turnover and discount rate. Changes in the present value of obligations due to revised actuarial assumptions and experience adjustments constitute remeasurements.

Provisions for post-employment benefits correspond to the present value of obligations at year-end. Remeasurements for actuarial gains or losses are recognized in other comprehensive income. Current service cost, past service cost, administrative expenses and the cost of contributions and benefits paid are included in the year’s operating expenses, while interest expense and income on assets and liabilities are presented in net financial items.

Past service cost is recognized in profit or loss in the period during which there is a plan amendment. Net interest is calculated by multiplying the net liability (asset) with respect to defined benefits at the beginning of the period by the discount rate. The net liability calculated is recognized in the statement of financial position under “Provisions for pensions and other post-employment benefits”.

Short-term benefits

Short-term employee benefits are calculated without discounting and recognized as an expense during the period when the related employee services are rendered. A provision is recognized for the expected cost of bonus payments if, and only if, the Group has a legal or constructive obligation to make such payments as a result of services rendered by the employees and a reliable estimate of the expected obligation can be made.

Termination benefits

Termination benefits are employee benefits payable as a result of either an entity’s decision to terminate an employee’s employment before the normal retirement date or an employee’s decision to accept voluntary redundancy in exchange for those benefits. The Group recognizes termination benefits at the earlier of the following: when the Group can no longer withdraw the offer of benefits or when the company recognizes costs for a restructuring that entails payment of termination benefits. In cases where the company makes an offer to encourage voluntary redundancy, termination benefits are calculated based on the number of employees who are expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to present value.

Variable remuneration

Certain employees have agreements for variable remuneration. The Group recognizes a liability and an expense for bonuses, based on a formula that takes into account a number of company-specific financial targets that have been set by the Board. The Group recognizes a provision when there is a legal obligation or a constructive obligation arising from past practice.

Intangible assets

The Group’s intangible assets consist of goodwill, other intangible assets and capitalized development costs.

Goodwill

Goodwill is tested for impairment at least annually or more often if circumstances or changes in conditions indicate that the carrying value may be impaired. The carrying amount of goodwill is compared to the recoverable amount, which is the higher of value in use and fair value less costs to sell. Impairment losses are recognized immediately as an expense and may not be reversed.

Other intangible assets

The item “Other intangible assets” includes intangible assets identified on the acquisition of Orc, CameronTec, Orc’s acquisition of Tbricks and the acquisition of Ullink, and consists of customer relationships, , technology and trademarks/brands. The historical cost of these items is their fair value on the acquisition date. The assets are subsequently stated at consolidated cost less accumulated amortization and impairment losses. The useful life of intangible assets is classified as either indefinite or definite. Intangible assets with definite useful lives are amortized over their estimated useful lives and are tested for impairment if events or circumstances indicate that their value may not be recoverable. Intangible assets with indefinite useful lives are not amortized and their recoverable value is calculated annually. For assets with a definite useful life, customer relationships are amortized on a straight-line basis over nine to fifteen years, and technology and trademarks/ brands are amortized on a straight-line basis over three to ten years.

Capitalized development costs

Costs for development of software are expensed as incurred. The main principle is that research and development costs for existing market connections and customer applications are expensed as incurred. Costs for the development of new products are capitalized as intangible assets in the Group only when they meet the following criteria:

•	it is probable that the future economic benefits attributable to the asset will flow to the Group,

•	the cost of the asset can be measured reliably,

•	the company has the intention to complete the asset,

•	the company has adequate technical, financial and other resources to complete development and to use or sell the asset, and the cost of completing the intangible asset can be measured reliably.

Other development costs that do not meet the above criteria are expensed as incurred. Development costs that have been previously expensed are not recognized as assets in subsequent periods. Significant documents for verification of capitalizations can include business plans, budgets, actual outcomes and assessments of future outcomes.

The historical cost of an internally generated intangible asset is the sum of the costs arising from the date on which the intangible asset first meets the criteria stated above until the asset is completed and ready for use. The directly attributable costs that are capitalized as part of the technology include costs for employees and external consulting services as well as a reasonable share of indirect costs, mainly costs for depreciation for right-of-use assets. These intangible assets are recognized in “Capitalized development costs”. Internal work on assets capitalized as intangible assets is recognized as a credit under “Capitalized development costs” the consolidated statement of profit or loss and comprehensive income

Internally generated intangible assets in the Group are amortized on a straight-line basis over the useful life of the asset, two to ten years, from the date on which the asset is ready for use. Internally generated intangible assets are stated at cost less accumulated amortization and impairment losses. These are tested for impairment when events or circumstances indicate that the value may not be recoverable.

Incremental costs of obtaining a contract

Sales commissions to employees are payable on recurring software sales and are based on the annualized value of sold licenses. Commissions are paid quarterly in arrears for sales, and on an annual basis for the net sales- and KPI targets.

Commission expenses for new sales that arise at the time of the sale and are directly attributable to the costs of obtaining the customer contract are recognized as intangible assets in the balance sheet. The expenses are consequently amortized over the term of the contract with the customer, which is normally 24 months recognized under “depreciation, amortization and impairment losses” in the consolidated statement of profit or loss and comprehensive income. This means that the company pays the sales commission upon completion of the sale, while the related revenue and expense is recognized over the term of the contract. Commission levels are adjusted on an annual basis.

Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses. The historical cost includes costs that can be directly attributed to the acquisition.

Subsequent expenditure is added to the carrying amount of the asset or recognized as a separate asset, according to what is appropriate, only when it is probable that the future economic benefits associated with the asset will flow to the Group and the cost of the asset can be estimated reliably. The carrying amount for the replaced portion is derecognized from the balance sheet. All other types of repairs and maintenance are recognized as costs in the consolidated statement of profit or loss and comprehensive income in the period in which they arise.

Property, plant and equipment are depreciated on a straight-line basis and recognized under “depreciation, amortization and impairment losses” in the consolidated statement of profit or loss and comprehensive income with estimated useful lives as follows:

Estimated useful life in years:

Computer hardware:	3-5 years
Furniture’s and fixtures:	3-10 years
Other tangible assets:	3-10 years

Capitalized costs for improvement of rented premises are depreciated over the term of the lease. The carrying amounts of the Group’s assets are reviewed at each balance sheet date to look for any indication that an asset may be impaired. If there is an indication of impairment, the asset’s recoverable amount is calculated, and an impairment loss is recognized to adjust the asset’s value accordingly. The depreciation methods and useful lives of property, plant and equipment are also reviewed annually. If a significant change has taken place, this is regarded as a changed accounting estimate and is recognized in the income statement in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. Gains and losses on disposal are estimated through a comparison between the proceeds from the sale and the carrying amount and are recognized in the consolidated statement of profit or loss and comprehensive income on the line “Other operating revenue or “Other external expenses”.

Leasing

The Group have office leases with contract terms stretch from a one-year commitment term up to 9 years. Contracts may contain both lease and non-lease components. Should such a non-lease component be part of a lease contract, the Group separates it from the lease component and allocates the consideration based on their relative stand-alone prices. All lease contracts are recognized as a right-of-use asset and a corresponding liability on the date which the leased asset is available for use by the Group. These assets and liabilities are initially measured at cost and on a present value basis respectively.

Lease liabilities include the net present value of the following payments:

•	fixed payments, less any lease incentives receivable

•	variable lease payments that are based on an index or a rate, initially measured using the index or rate as at the commencement date

•	payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option, and

•	lease payments to be made under reasonably certain extension options.

Right-of-use assets are measured at cost comprising the following:

•	the initial measurement of the lease liability

•	any lease payments that are made at or before the commencement date less any lease incentives received

•	any initial direct costs, and

•	restoration costs.

Right-of-use assets are depreciated over the shorter of the useful life of the asset and the lease term on a straight-line basis.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases in the group, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

For further information, please see note C15.

Government grants

Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received. Grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes as expenses the related costs which the grants are intended to compensate. Where the principle condition of the grant requires the Group to purchase, build or acquire by any other means non-current assets, the grant is recognized in deferred income in the consolidated statement of financial position and released to profit or loss on a systematic and rational basis over the useful life of the related assets. A grant that becomes receivable, either as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs, is recognized in profit or loss of the period in which it becomes receivable. Government grants are recognized under other operating revenue in the profit or loss.

Research Tax Credit

The Research Tax Credit represents public assistance in support of research and development efforts. It is recognized in" other operating revenue” over the useful life of the related internally generated intangible assets. It is primarily comprised of the French research tax credit (Crédit d’Impôt Recherche or CIR). The CIR is a French tax credit aimed at stimulating research and development. The CIR can be offset against French corporate income tax due and the portion in excess (if any) may be refunded at the end of a three-year fiscal period. The CIR is calculated based on claimed amount of eligible research and development expenditures in France. The French tax authority with the assistance of the Research and Technology Ministry may audit each research and development program in respect of which a CIR benefit has been claimed and assess whether such program qualifies in their view for the CIR benefit.

Financial assets and liabilities

Financial assets and liabilities are classified either at amortized cost or at fair value according to IFRS 9.

Financial assets recognized at amortized costs

Loans and receivables are classified as financial assets measured at amortized cost. Impairment of financial assets is based on an expected credit loss (“ECL”) model under IFRS 9, rather than the incurred loss model under IAS 39. ECLs are a probability-weighted estimate of credit losses. The Group calculated ECLs based on consideration of customer-specific factors and actual credit loss experience in recent years.

Financial liabilities measured at amortized costs

Financial liabilities are recognized at amortized cost. For borrowings, this corresponds to the amount received less any transaction costs. Non-current liabilities, trade payables and other current liabilities belong to this category.

Hedge accounting

Interest of interest-bearing liabilities are based on floating rates. Derivatives (interest rate swaps), used to hedge the fluctuation is floating interest rates, are recognized at fair value and changes therein are recognized in other comprehensive income.

Changes in fair value for derivatives that do not fulfill the criteria for hedge accounting are recognized as operating or financial transactions based on the purpose of the use of the derivative. Interest payments for interest rate swaps are recognized as interest income or expense, whereas changes in fair value of future payments are presented as gains or losses from financial instruments. IFRS 9 Hedge accounting is applied. In order to qualify for hedge accounting the hedging relationship must be:

•	formally identified and designated,

•	expected to fulfil the effectiveness requirements, and

•	documented.

The Group assesses, evaluates, and documents effectiveness both at hedge inception and on an ongoing basis. Hedge effectiveness is assessed by an analysis of the economic relationship between the hedged item and the hedging instrument, and the effect of credit risk must not dominate the value changes that result from that economic relationship. Further, the hedge ratio, as defined in the Group’s risk management strategy, must be the same in the hedging relationship as in the actually hedge performed.

Other accounting policies for financial instruments

The purchase or sale of a financial instrument is recognized on the trade date, i.e. the date on which the Group commits to buy or sell the asset or liability. A financial instrument is derecognized from the balance sheet when the right to receive cash flows from the instrument has expired or been transferred and the Group has transferred essentially all of risks and rewards of ownership. Other financial liabilities are measured at amortized cost.

Related party transactions

Related parties are companies that directly or indirectly have a significant influence over Itiviti Holding AB. Subsidiaries and associated companies are also defined as related parties. Related physical persons are defined as Board members, senior executives and close family members of these individuals. Disclosures are made if related party transactions lead to the transfer of resources, services or obligations between related parties, regardless of whether payment is made. This information includes disclosures about the nature of the related party relationship and about the effects of this relationship on the financial reports.

Income tax and deferred tax

Income taxes in the Consolidated statement of profit or loss and other comprehensive income consist of current tax and deferred tax. Deferred tax is calculated on the basis of temporary differences between the tax base of an asset or liability in a company and its carrying amount in the Group, and for tax loss carry-forwards. Deferred tax liabilities is primarily attributable to acquisitions. The Group has capitalized loss carryforwards and expects to be able to utilize these against future operating profits.

Provisions

At the period-end, a provision is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision should be the best estimate of the expenditure required to settle the present obligation at the end of the reporting period considering the risks and uncertainties relating to the obligation. Provisions for litigation and disputes (employee, etc.) are recorded when there is a Group obligation towards a third party at the period-end. Provisions are measured based on the best estimate of the forecast expenditure and discounted when the time value is material.

When some or all the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.

Commitments

Commitments arising from execution of operations controlled by the Group In the ordinary course of business, the Group is committed to fulfil various types of obligations arising from customer contracts. Obligations may also arise from leases and regulations in respect of tax, custom duties. These obligations may or may not be guaranteed by bonds issued by banks or insurance companies. As the Group is in a position to control the execution of these obligations, a liability only arises if an obligating event (such as a dispute or a late completion) has occurred and makes it likely that an outflow of resources will occur. When the outflow of resources is considered as only possible but not probable or, when probable, cannot be reliably measured, it is disclosed as a contingent liability. When the outflow of resources is considered as probable and can be reliably measured, the impact on the financial statements is the following: if the additional liability is directly related to the execution of a customer contract in progress; the estimated gross margin at completion of the contract is reassessed; the cumulated margin recognized to date based on the percentage of completion and the accrual for future contract loss, if any, are adjusted accordingly, if the additional liability is not directly related to a contract in progress, a liability is immediately recognized on the statement of financial position.

No contingent asset is disclosed when the likelihood of the obligation of the third party remains remote or possible. A contingent asset is disclosed only when the obligation becomes probable.

Any additional income resulting from a third-party obligation is considered only when it becomes virtually certain.

Commitments arising from execution of operations not wholly within the control of the Group

Obligations towards third parties may arise from on-going legal proceedings. In case of legal proceedings, a contingent liability is disclosed when the liability is considered as only possible but not probable, or, when probable, cannot be reliably measured.

A provision is recorded if the obligation is considered as probable and can be reliably measured.

Contingent assets arising from legal proceedings or guarantees delivered by third parties are only disclosed when the inflow of resources become probable.

Cash flow statement

The cash flow statement analyzes the Group’s incoming and outgoing payment flows during the period classified according to operating activities, investing activities and financing activities. This analysis is useful in assessing the Group’s ability to generate cash and cash equivalents. The cash flow statement is presented in accordance with the indirect method, whereby net incoming and outgoing payment flows in operating activities are adjusted for:

> the period’s change in trade receivables and trade payables and other operating assets and liabilities,

> non-cash items such as amortization, depreciation, provisions and deferred taxes, and

> all other items whose cash flow effects are attributed to investing or financing activities.

Cash and cash equivalents, in both the balance sheet and the cash flow statement, include highly liquid short-term investments that can be easily converted into a known amount and are exposed to insignificant risk and have a maximum maturity of three months.

Note C3. Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and judgements that affect the application of the accounting policies and the recognized amounts of assets, liabilities, income and expenses.

The estimates and judgements are based on historical experience and a number of other factors that can be considered reasonable under the prevailing circumstances. The results of these estimates and judgements are then used to assess the carrying amounts of assets and liabilities that are not clearly determinable from other sources. Actual outcomes may differ from these estimates and judgements. In preparing the Group’s consolidated accounts, the Board has concluded that measurement of goodwill, intangible assets, the conditions for capitalization of development costs and estimation of the useful lives of intangible assets are the critical areas where other estimates and judgements could have an impact on the Group’s results and financial position.

Impairment tests and goodwill valuation

The discounted cash flow model used to determine the recoverable value of the cash generating unit to which goodwill is allocated includes a number of inputs including estimates of future cash flows, discount rates and other variables, and then requires significant judgment.

Impairment tests performed on intangible and tangible assets are also based on assumptions. Future adverse changes in market conditions or poor operating results from underlying assets could result in an inability to recover their current carrying value.

Assets that have an indefinite useful life are tested for impairment annually and set against the company’s expected earnings over time. See also Note C16 - Intangible assets.

Development costs capitalization

Judgement is involved when criteria for development cost capitalization are applied. The eligible development projects for capitalization are reviewed by Head of Engineering on an annual basis

Valuation of intangible assets acquired through a business combination

Assumptions are used in estimating the fair values of acquired intangible assets and include management’s estimates of revenue and profits to be generated by acquired businesses (as disclosed in Note C5).

Note C4. Business combinations

There was no business combination in 2020.

Note C5. Geographical areas

Geographic areas

The principles for the Group’s reporting by geographical area are described in Note C2 - Summary of significant accounting policies. The breakdown of revenue by geographical area is based on the regions where the customers are based. The breakdown of non-current assets by geographical area is based on the countries where the Group’s subsidiaries are domiciled.

NON-CURRENT ASSETS BY GEOGRAPHICAL AREA

The non-current assets are measured in the same way as in the financial statements. These assets are allocated based on the operations of the geographical areas and the physical location of the asset.

EUR THOUSAND	Dec 31, 2020
Sweden	198,762
EMEA (excl Sweden)	265,722
APAC	56,175
Americas	283,769
Total	804,428

Refers to non-current assets excluding deferred tax assets and financial assets.

REVENUE BY GEOGRAPHICAL AREA

EUR THOUSAND	Dec 31, 2020
Sweden	8,987
EMEA (excl. Sweden)	83,966
APAC	41,870
Americas	72,861
Other revenue	608
Total revenue	208,291

Revenue in the following countries is more than 10%: 30% in the US and 15% in the UK. No individual customer accounts for more than 10% of revenue.

Note C6. Revenue

Revenue recognition

Revenue shall be recognized as each performance obligation is satisfied. A performance obligation is satisfied, and the related revenue recognized, when “control” of the underlying services related to the performance obligation is transferred to the customer. The standard defines “control” as “the ability to direct the use of, and obtain substantially all of the remaining benefits from, the asset. An entity must first determine whether control of a service is transferred over time or at a point in time. Revenue is recognized in line with the pattern of transfer.

The Group generates its revenue from the main areas System revenue and Professional services.

Non-hosted and hosted Trading Software License

The Trading software is a solution consisting primarily of a software license where the software itself as well as services are included in the license fee. Services attached to the license are customer support, upgrades, bug fixing, hosting/ management of the platform when the platform is hosted. Professional services for implementation of the solution are often necessary and rendered in conjunction with sale of licenses. Professional services consist in consulting services, implementation projects and training. Consulting revenue refers to services and support that are sold beyond those included in the license agreement. The Group frequently provides updates that are critical to the continued utility of the software. Without the updates, the customer’s ability to benefit from the software would decline significantly, or even come to a full halt in the scenario of regulatory changes or exchange market upgrades, during the contract term. The Group’s promise to transfer software license and to provide the updates, when and if available, are not distinct within the context of the contract. As a result, the promises to transfer software license and to provide the services related to the licenses are not distinct within the context of the contract because these promises are, in effect, inputs to a combined item promised to the customer in the contact. Thus, the related revenue is recognized over time. Most of the software license contracts are invoiced quarterly or yearly in advance.

Non-hosted and hosted Trading Software License are included in the revenue type System revenue.

Network solutions

Network solutions include NYFIX’s Marketplace, IoI Net, UL Net, and NYFIX matching post-trade channel products, which are a Buy-side order routing service which enables customers to connect to their trading counterparties via a fix connection. This service includes Fix certification and testing, Fix translation, Fix session maintenance and monitoring. The contract is defined as a request from the sell-side to activate a channel between the sell-side and the buy-side for a period of one month at a time. The performance obligation is defined as the grant of license, and the related revenue is recognized at a point in time when the ability to use the channel is given to the customer. Most of these contracts are invoiced two months in advance.

Network solutions are included in both revenue types System revenue and Professional services.

Xilix

Xilix is an execution management system (EMS) used by the Buy-side in Japan to manage their executions over a variety of destinations, mainly brokerage firms. The Group defines the contract as the promise from the Group to enable the Buy-side to place transactions in exchange for a fee which is based on the value of transactions executed in the system in the month. If no transaction, no fee is invoiced to the customer. Xilix solution is a service where the license is the predominant item. Given the usage-based charging model the exception for royalties applies to the whole usage-based fee and the revenue is recognized at the later of when usage occurs, and satisfaction of the performance obligation to which the usage-based royalty has been allocated. Customer is invoiced monthly in arrears based on transaction volume. Trading Software License, Network solutions and Xilix are labelled as System revenue.

Xilix is included in both revenue types System revenue and Professional services.

Professional services (implementation)

These kinds of contracts are implementation projects of one-off services, sold on stand-alone basis separable from software. Depending on the nature and scope in terms of contract value and delivery period, revenue may either be recognized at a point in time, or for more extended deliveries, over the service period applying the input method for measuring progress towards satisfaction of the performance obligation by using actual costs incurred in relation to total expected costs as a basis for recognizing revenue. Invoicing for professional services varies with contract conditions and there is no standard.

Professional services are included in the revenue type Professional services.

Stand-alone Services

The Group can, to a lesser extent, render stand-alone services which can be of two natures: (i) long-term consulting/assistance service where one Itiviti employee is permanently on customer’s site; and (ii) short-term consulting/assistance service or training. Depending on the nature and scope in terms of contract value and delivery period, revenue may either be recognized at a point in time, or for more extended services, over the life of the project. Invoicing for stand-alone services varies with contract conditions and there is no standard. Stand-alone services are included in both revenue types Professional services and Other revenue.

Other revenue

Other revenue consists mainly of revenue that is not attributable to the Group’s core operations, such as insurance reimbursements. Other revenue is included in revenue type Other revenue.

REVENUE BY TYPE

	Jan 1- Dec 31, 2020
EUR THOUSAND	Over time	At a point in time	Total
System revenue	196,009	1,577	197,586
Professional Services	6,406	3,691	10,097
Other operating revenue	356	252	608

CONTRACT BALANCES

EUR THOUSAND	Dec 31, 2020
Receivables which are included in Trade receivables, notes C19 and C21	49,865
Contract assets	1,983
Contract liabilities	87,034

Revenue recognized in the period from:
Amounts included in contract liabilities at the beginning of the period	84,342

The timing of invoicing, cash collection and revenue recognition results in invoiced accounts receivables, unbilled sales (contract assets), and customer advances and deposits (contract liabilities) on the consolidated balance sheet. The Group’s contract liabilities consist of advance payments received from customers and are mainly related to the recurring software license contracts. For these contracts, customers are invoiced in advance on a quarterly or yearly basis whereas revenue is recognized over time. Itiviti’s contract assets mainly arise from the Professional services business and consist of revenue recognized but not yet invoiced for work performed. There were no write-offs of contract assets during the year. For account receivables, expected credit losses amounted to TEUR 336 at December 31, 2020, and confirmed credit losses of TEUR 111 were posted, for more information see note C21.

The Group’s standard customer contracts obligates delivery of service upon signed agreement by both customer and Itiviti. At signature of agreement, Itiviti is entitled to issue invoice in accordance with terms in contract (usually quarterly or yearly in advance). New customers also obligate to an implementation fee when needed in order to use services provided by Itiviti which are to be paid even if the customer would revoke the service ordered. The standard contract has a payment term of 30 days. The scope of warranties in the Group’s contracts provides a service to ensure that the goods or services complies with agreed-upon specifications. If the customer gives notification within a certain time period for operational services not performed as warranted, a re-performance of the services will be done free of charge, including continued provision of the licensed SW products.

The majority of license agreements are recognized as revenue in the year of sale or the subsequent year depending on when the contract is signed. Revenue recognized in 2019 that was included in the contract liability balance at the beginning of the year 2020 were TEUR 84,342, representing the main part of opening balances. As indexation of contracts are carried out before actual invoicing, no uptick in price is added when revenue balance is carried forward from prior year. This means that closing deferred revenue is carried forward to be recognized in 2021 or later.

PERFORMANCE BASED OBLIGATIONS

The table below represents revenue expected to be recognized in the future related to performance obligations that are unsatisfied per December 31, 2020. The numbers are not discounted. Considerations from contracts with clients are included in the amounts presented. Unsatisfied performance obligations include mainly software license contracts for which revenue is recognized over time.

Accounting estimates and judgements:

Timing of the satisfaction of the performance obligations may differ from estimates when contracts include functionality gaps or requirements of customer acceptance of software features and functionality. For professional services projects for which the input method is used for measuring progress towards satisfaction of performance obligations various estimates and judgements are made, which might impact the actual timing of revenue recognition.

Future Performance Obligations	Dec 31, 2020
Future revenue within 1 year	105,066
Future revenue within 2 years	14,487
Future revenue within 3 years	6,561
Future revenue within 4 years	525
Future revenue within 5 years	154
Total future performance obligations	126,792

ASSETS RECOGNIZED FROM THE COSTS TO OBTAIN A CUSTOMER CONTRACT

Commission expenses for new sales that arise at the time of the sale and are directly attributable to the costs of obtaining the customer contract are capitalized as they are directly attributable to obtaining the customer contract and are expected to be recovered. The expenses are consequently amortized over the term of the contract with the customer, which is normally 24 months. During 2020 the Group capitalized TEUR 2,939 as capitalized acquisition cost. Amortization during the year was TEUR -2,494 and the net balance per Dec 31, 2020 was TEUR 2,822. There have been no write-offs of customer acquisition costs during the year. The capitalization of the incremental costs for obtaining a contract, and related amortizations, are included within the category Customer relationship in note C16.

Note C7. Development costs

EUR thousand	Jan 1 -Dec 31, 2020

Capitalized development costs	23,471

Non-capitalized development costs	9,250

Total development costs	32,720

Of total development costs for the financial year of TEUR 32,720, TEUR 23,471 have been capitalized as development costs. The development work refers to current products within the trading and infrastructure areas and development of new products to meet regulatory requirements and known market demands. Amortization and impairment of capitalized development costs amounted to TEUR 17,162. See Note C16 Intangible assets.

Note C8. Related party transactions

Cidron Delfi S.à.r.l, based in Luxembourg, has a direct controlling influence over the group in its capacity as Direct parent (92,30% of the voting rights). Cidron Delfi Ltd, based in Jersey, has an indirect controlling influence over the group in its capacity as ultimate parent (99,82% of the voting rights in Cidron Delfi S.à.r.l). Information about fees and other remuneration to the Board and senior executives is provided in Note C9 – Employees.. Please refer to note C24 for information regarding shareholder loan.

The group’s principal subsidiaries at 31 December 2020 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the group, and the proportion of ownership interests held equals the voting rights held by the group. The country of incorporation or registration is also their principal place of business.

Group company	Corp. Reg. No.	Domicile	Business	Holding %
Itiviti AB	556871-8141	Stockholm	Holding company	100
Itiviti PreferenceCo AB	559143-4476	Stockholm	Holding company	88.5
CameronTec AB	556790-9345	Stockholm	Product and service company	100
CameronTec Managed Services LLC	F17472	Delaware	Dormant	100
Itiviti Australia Pty Ltd	91 454 045	Sydney	Sales company	100
Itiviti Denmark ApS	35248102	Frederiksberg	Sales company	100
Itiviti Germany GmbH	HRB 95984	Frankfurt	Sales company	100
Itiviti Group Canada Inc.	BN 860708734RC0001	Montreal	Sales company	100
Itiviti Asia Limited	773 037	Hong Kong	Sales company	100
Itiviti India Pvt Ltd	U74120MH2013PTC241700	Mumbai	Service company	100
Itiviti Italy S.r.l.	130 89 980 158	Milan	Sales company	100
Itiviti UK Ltd.	390 61 49	London	Sales company	100
Itiviti UK Services Ltd.	3981436	London	Service company	100
Itiviti USA Holding Inc	91 097 598	Delaware	Sales and service company	100
Itiviti USA Inc	D6135-748-3	Illinois	Product and service company	100
Itiviti Software AB	556510-5367	Stockholm	Sales company	100
Itiviti Software East AB	556472-1685	Stockholm	Service company	100
Tbricks AB	556319-6400	Stockholm	Sales company	100
Itiviti Holdings SAS	800413072	Paris	Holding company	100
Itiviti SAS	434924296	Paris	Product and service company	100
Itiviti Limited	509257	London	Sales company	100
Itiviti Nyfix Global Services Ltd	5988275	London	Sales company	100
Itiviti Fix City Ltd	4511314	London	Sales company	100
Ullink UK Holdco 1 Ltd	9075500	London	Holding company	100
Ullink UK Holdco 2 Ltd	9075580	London	Holding company	100
Ullink UK Holdco 3 Ltd	9075642	London	Holding company	100
Itiviti Centrul de Competenta	J12/45/2011	Cluj	Service company	100
Itiviti Japan K.K.	10001122950	Tokyo	Sales company	100
Ullink Business Consulting Shanghai Ltd	91310000MA1GK06M09	Shanghai	Service company	100
Nyfix Holdings Inc.	5563470	New York	Holding company	100
Ullink Inc.	3736881	New York	Sales company	100
Nyfix Inc.	3678173	New York	Sales company	100
Nyfix Millennium Group Holdings LLC	4406890	New York	Dormant	100
Itiviti Hong-Kong Ltd	1014973	Hong Kong	Sales company	100
Ullink Financial Trading Software Inc	BC0995482	Vancouver	Service company	100
Ullink Nyfix Australia PTY Ltd	152 466 003	Sydney	Service company	100
Itiviti Software Do Brazil Ltda	10.718.734/0001-64	Sao Paulo	Sales company	100
Itiviti Philippines Inc.	CS201218240	Manila	Service company	100
Itiviti PTE Ltd	201414660E	Singapore	Sales company	100
Alpha Omega Financial System Inc		California	Associated company	31.86

Note C9. Employees

Itiviti started the year with 937 head count, and closed 2020 with 945.

Itiviti has most people based in Europe (58%) and the biggest offices are based in Europe, in Cluj, Paris, Saint-Petersburg, and Stockholm. APAC covers 30% of the Group’s staff, and the three biggest offices are in Mumbai, Manila and Hong Kong, the main commercial hub. The remaining 10 % of staff are in the Americas, mainly in New York and Chicago.

The gender diversity globally across regions and functions has improved over time, currently at 28% female, 72% male, which is close to the industry benchmark for Fintech industry 30% Female / 70% male.

SALARIES, OTHER REMUNERATION AND SOCIAL SECURITY EXPENSES

EUR THOUSAND	Jan 1, 2020 - Dec 31, 2020

Board, CEO and Executive Management*	4,405
Other employees	68,509
Total salaries and other remuneration	72,914
Social security expenses	9,733
Pension expenses**	3,494
Total employees related cost	86,141

*	Of which, variable salaries and sales commissions of TEUR 1,349.

**	Of which, TEUR 387 refers to the executive management.

Decision-making and preparatory process

Decisions regarding Board fees are resolved by the Annual General Meeting. Decisions regarding remuneration to the CEO and the executive management are made by the Board.

Share programs

The management on different levels within the group is participating in a Management Incentive Program, and a number of key employees are participating in a Key Employee Incentive Program. The programs have given these individuals the opportunity to acquire shares in Itiviti Holding AB. The shares have been purchased on market-based terms.

Specification of salaries and other remunerations for the executive management

On December 31, 2020, Itiviti Holding AB’s Board of Directors comprised four men and one woman.

Terms of employment for CEO

As of April 1, 2019, Rob Mackay is CEO of Itiviti Holding AB. The employment contract is under UK law. There is a notice period of 6 months if the CEO resigns or the company decides to terminate his contract. The variable salary component is subject to reaching company financial targets defined by the Board. Pension is payable to the CEO pursuant to UK law.

Note C10. Amortization, depreciation and impairment losses

EUR THOUSAND	Dec 31, 2020

Amortization and impairment of capitalized development costs	-17,162

Amortization and impairment of other intangible assets*	-28,255

Depreciation and impairment of property, plant and equipment	-3,235

Depreciation and impairment of Right-of-use assets	-5,232

Total amortization, depreciation and impairment	-53,884

* In other intangibles assets, amortization of licenses amounted to -497 TEUR, amortization of technology -25,264 TEUR, and amortization of capitalized acquisition costs -2,494 TEUR.

There were no impairment charges recognized in the current year.

Note C11. Other external expenses

EUR thousand	Dec 31, 2020

Costs for premises	-2,407

Telecom expenses	-4,820

Expected credit losses	126

Travel and conferences	-616

Consulting expenses	-2,202

Other external expenses	-4,160

Total other external expenses	-14,079

Note C12. Reserves

EUR THOUSAND	Currency translation reserve	Hedging reserve	Reserves total

Reserves:

Consolidated equity includes certain reserves which are described below:

Hedging reserve:

The hedging reserve comprises the effective portion of net changes in fair value for the cash flow hedging instruments.

Translation reserve:

Opening balance	16,768	-5,322	11,446
Changes recognized in other comprehensive	-24,558	1,492	-23,066
income
Closing balance	-7,791	-3,830	-11,621

The translation reserve comprises all exchange differences arising from the translation of the financial statements of foreign operations, the translation of intra-group receivables from or liabilities to foreign operations that in substance are part of the net investment in the foreign operations, as well as from the translation of liabilities that hedge the company’s net investments in foreign operations.

Note C13. Financial items

EUR THOUSAND	DEC 31, 2020

Financial income
Interest income and other financial income	118
Total financial income	118

Financial expenses
Change in exchange rate on loans and cash	11,054
Interest expenses	-35,220
Lease interest expenses	-1,430
Other financial expenses	-4,015
Total financial expenses	-29,611

Finance net	-29,493

Note C14. Income tax expense

RECOGNIZED INCOME TAX EXPENSE

EUR thousands	Dec 31, 2020
Current tax attributable to:
- income for the year	-9,420
- prior years	-89
Total current tax	-9,509

Total deferred tax	-500

Total reported income tax expense/tax income	-10,009

A reconciliation between reported tax expense for the year and the theoretical tax expense that would arise when applying statutory tax rate in Sweden, 21.4%, on the consolidated income before taxes, is shown in the table below:

EUR thousands	Dec 31, 2020
Income before tax	22,008
Income tax calculated according to tax rate in Sweden, 21,4%	-4,710
Effect on tax rate of:
- difference in tax rates	-1,577
- tax attributable to prior year	-89
- change in tax rate	525

- loss carryforwards from prior years capitalized or utilized during the year	3,721
- the year's loss for which no deferred tax asset has been capitalized	-1,611
- other permanent differences	-624
- non-taxable income	139
- non-deductible expenses	-5,782
Total income tax expense/tax income	-10,009

DEFERRED TAX ASSETS AND LIABILITIES

EUR thousands	Dec 31, 2019	Changes in deferred tax recognized in P/L	Translation differences recognized in OCI	Changes in deferred tax recognized in OCI	Dec 31, 2020
Intangible assets	-80,337	5,416	2,395	-	-72,525
Accrued expenses and prepaid income	3,619	-51	-837	-	2,730
Deferred tax on fair value adjustments	1,437	-	39	-406	1,070
Untaxed reserves	-35	-480	-20	-	-536
Tax loss carryforwards	20,291	-6,842	-417	-	13,032
Other temporary differences	527	1,458	495	-	2,479
Net deferred tax assets / (liabilities)	-54,498	-500	1,654	-406	-53,750

Non-deductible expenses refer mostly to non-deductible interest expenses in Sweden and disregarded exchange effects in the UK. For loss carryforwards, a deferred tax asset is recognized if the company expects to be able to utilize the loss carryforward in the future. There are losses carryforwards that have not been valued in the balance sheet. Total losses carry forwards amounts to TEUR 60,937 of which TEUR 10,866 are not recognized in the balance sheet. Losses carry forwards of the Group have unlimited life with the exception of losses of Japan which have a limited life of 3 to 5 years (TEUR 2,363).

Given the Group has not paid dividend in the past and has no policy and no intention to distribute dividend, no deferred tax has been recorded on potential dividend withholding tax.

The tax rate in Sweden of currently 21.4% is to be decreased in 2021 to 20.6%. France changed the tax rate from 31% in 2019 to 28% in 2020, with a further decrease to 26.50% in 2021.

Note C15. Leases

All Itiviti right-of-use assets are office leases. All other leases are treated as short-term leases or low value leases.

Some of the lease contracts include termination options, and extension options for 1-3 years. The extension options have not been included as they are far in the future, and have not been used.

Right-of-use assets 2020
Dec 31, 2020
Acquisition right value
Opening balance	27,176
Additions	2,223
Modifications	-876
Translation differences	-1,007

Closing balance	27,516

Accumulated depreciation

Opening balance	-4,344
Depreciations	-5,232
Modifications	324
Translation differences	95
Closing balance	-9,158

Net carrying value	18,358

Lease liabilities

The lease liabilities amounted to TEUR 21,581 by the end of 2020. The current portion of the lease liabilities were TEUR 4,876 and the non-current TEUR 16,705.

Lease costs

The total lease costs amounted TEUR 7,367 in 2020, of which depreciation TEUR 5,232, lease expense relating to low-value assets or short-term assets TEUR 481, interest expense TEUR 1,430, and variable lease expense TEUR 224 of which main amount relate to non-recurring items.

Total cash outflow of the year amounted to TEUR 6,311.

Note C16. Intangible assets

Group Dec 31, 2020

EUR THOUSAND	CUSTOMER RELATIONSHIPS*	TECHNOLOGY	TRADEMARKS/ BRANDS	OTHER INTANGIBLE ASSETS	CAPITALIZED DEVELOPMENT COSTS	GOODWILL
Opening cost	197,033	133,429	56,761	1,830	99,051	495,803
The year’s investments	2,939			946	23,471
Business combinations
Disposal losses				-115
Impairment losses
Reclassifications	-8,504
Translation differences	-5,015	-2,791	-2,248	56	2,935	-13,872
Closing accumulated costs	186,453	130,638	54,513	2,717	125,457	481,930

Opening amortization and impairment	-74,626	-48,490	-519	-1,677	-38,183	-
The year’s amortization	-16,829	-10,825	-104	-497	-17,162
Disposal losses
Impairment losses
Reclassifications	8,504
Translation differences	-296	12	-24	53	-1,757
Closing accumulated amortization and
impairment	-83,247	-59,303	-647	-2,121	-57,102	-

Closing carrying amounts	103,206	71,335	53,866	597	68,354	481,930

Total goodwill	481,930
Total capitalized development costs	68,354
Total other intangible assets**	229,004

Total intangible assets	779,288

*Customer relationships include “costs for obtaining a customer contract”.

* *Total other intangible assets include “customer relationships”, “technology”, “Trademark/brands”, and “other intangible assets”

Assets that have an indefinite useful life are tested for impairment annually. Capitalized development costs amount to TEUR 68,354 and refer to costs for the development of new and existing products that are expected to generate future economic benefits. Goodwill amounts to TEUR 481,930 and is mainly attributable to the acquisition of the Ullink Group, Nordic Capital’s acquisition of Orc, CameronTec’s acquisition of Greenline Financial Technologies Inc. and the operations in LaSalle Tech, and Orc’s acquisition of Tbricks. Goodwill refers to intangible assets that do not independently meet the criteria for capitalization, such as technology that is not identifiable and market shares. The closing carrying amount for other intangible assets refer mainly to customer relationships, technology and trademarks/ brands. Assets with a definite useful life are amortized on a straight- line basis over a period of nine to fifteen years for customer relationships and three to ten years for technology and trademarks. In addition, new customer contracts are capitalized with an amortization period over 24 months. Aside from goodwill, assets with an indefinite useful life consist of trademarks/brands. As long as operations continue, and costs are regularly incurred to maintain the value of trademarks, their useful lives are considered indefinite.

IMPAIRMENT TESTING OF INTANGIBLE ASSETS ATTRIBUTABLE TO BUSINESS COMBINATIONS

The Group consists of two cash-generating units (CGU), Ullink and Itiviti, for which impairment testing is carried out annually for assets that have an indefinite useful life.

Carrying amounts assets with an indefinite useful life at December 31, 2020:

EUR Thousand	Goodwill	Trademarks / Brands

	Dec 31, 2020	Dec 31, 2020
Itiviti CGU	151,572	575
Ullink CGU	330,358	53,290
Total	481,930	53,866
Of which:
Gross value	481,930	54,513
Amortization and impairment	-	-647

The recoverable amount of the cash-generating units has been determined based on value in use. If the recoverable amount is estimated to be less than it´s carrying amount, the carrying amount is reduced to its recoverable amount and the impairment loss is recognized immediately in the consolidated statement of profit or loss and comprehensive income.

The main assumptions used by the executive management and approved by the Board for the Group’s operations in impairment testing of the intangible assets were EBITDA and revenue of the Strategic plan for years 2020 to 2023; for years 2024 to 2025 revenue and cost base were based on the preceding year projected growth, and for the last period a perpetual growth factor of 2% was applied. Future cash flows were discounted by a discount factor, weighted average cost of capital, of 8.9% before tax (8.8% after tax) for Itiviti and 8.1% before tax and 7.9% after tax for Ullink. The discount factor has been determined based on the risk-free interest rate (ten-year bond and average three-year interest) and the risk associated with the specific asset. An increase of 9 percentage points for Ullink and 12 percentage points for Itiviti, in the annual discount factor used in the discounted future cash flow valuations, would result in an impairment for each of the CGU. An annual revenue growth decline of -10 percentage points used in the discounted future cash flow valuation for Ullink would result in an impairment.

Note C17. Property, plant and equipment

EUR THOUSAND	DEC 31, 2020

Opening balance, cost	16,361
The year’s investments	3,835
Reclassifications	-
Sales/disposals	-167
Translation differences	-1,106
Closing accumulated cost	18,923

Opening accumulated depreciation	-9,682
The year’s depreciation	-3,235
Reclassifications	-68
Sales/disposals	35
Translation differences	809
Closing accumulated depreciation	-12,141
Closing carrying amount	6,782

Note C18. Associated companies

Itiviti has a substantial ownership in company Alpha-Omega. Nyfix Inc is the investor and the investee has been integrated in the scope and consolidated under the equity method. Total ownership at December 31, 2020 is 31,86%.

EUR THOUSAND
Carrying value as at December 31, 2019	2,025
FX effect on OB	-180
Increase investment	163
Share of associates gain	6
Carrying value as at December 31, 2020	2,014

Note C19. Financial assets and liabilities by category

DEC 31, 2020

ASSETS IN THE BALANCE SHEET

EUR THOUSAND	Amortized cost	Fair value through profit or loss	Fair value through OCI	Total
Other financial assets	3,059	-	-	3,059
Trade receivables	49,865	-	-	49,865
Contract assets	1,983	-	-	1,983
Other current assets*	10,135	-	-	10,135
Cash and bank	31,581	-	-	31,581
Total financial assets	96,623	-	-	96,623

LIABILITIES IN THE BALANCE SHEET

EUR THOUSAND	Amortized cost	Fair value through profit or loss	Fair value through OCI	Total
Other non-current liabilities	6	-	-	6
Interest-bearing liabilities	556,016	-	-	556,016
Shareholder loan	3,079	-	-	3,079
Derivative instruments	-	-	4,998	4,998
Contract liabilities	87,034	-	-	87,034
Other current liabilities	36,676	-	-	36,676
Trade payables	1,938	-	-	1,938
Total financial liabilities	684,749	-	4,998	689,747

* Other current assets in the consolidated balance sheet amounting to TEUR 14,230 include non-financial assets for a total of TEUR 4,095.

The Derivative instruments correspond to interest rate swaps which were put in place to hedge the floating interest rates of the financial liabilities, Lien 1 and Lien 2 described in Note C24. The hedge contract for Lien 1 loan fixes the interest to 4.32% for MEUR 406m of the loan, and the hedge contract for Lien 2 loan fixes the interest to 10.71% for MUSD 135 of the loan.

Fair value is measured according to a fair value hierarchy that categorizes the inputs used in measurement. This fair value hierarchy is divided into three levels, in conformity with the levels found in IFRS 13 Fair Value Measurement.

The three levels are:

LEVEL 1:
Quoted prices (unadjusted) in active markets for identical assets or liabilities that the company can access at the measurement date.

LEVEL 2:
Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These can also include inputs other than quoted prices that are observable for the asset or liability, for example, interest rates, yield curves, volatility and credit spreads.

LEVEL 3:
Inputs that are unobservable inputs for the asset or liability. At this level, the fair value of the asset of liability is measured considering all information about market participant assumptions, including risk assumptions.

For all of the items above, with the exception of borrowings, the carrying amount is an approximation of fair value. The fair value of the bank loans measured according to Level 2 at December 31, 2020 was TEUR 554,627. The derivative was measured according to Level 2, and the carrying amount was TEUR 4,998.

Note C20. Other financial assets

EUR THOUSAND	DEC 31, 2020
Rent deposits paid	2,914
Other deposits paid	145
Total other financial assets	3,059

Note C21. Trade receivables

AGE ANALYSIS

Group
EUR THOUSAND	Dec 31, 2020
Not yet due	33,272
Due within 1-30 days	10,993
Due within 31-90 days	3,491
Due more than 90 days	2,109
49,865

TOTAL TRADE RECEIVABLES

Group
EUR THOUSAND	Dec 31, 2020
Outstanding trade receivables	50,200
Expected credit losses	-336
Total trade receivables	49,865

CONCENTRATION OF CREDIT RISK TEN LARGEST CUSTOMER RECEIVABLES

Group	No. of customers	Dec 31, 2020 Share of total trade receivables
Exposure < EUR 2m	8	16%
Exposure EUR 2-4m	2	10%
Exposure > EUR 4m	-	-
Total	10	26%

Of total trade receivables at December 31, 2020, 46% referred to receivables in Euros and 33% to receivables in US dollars.

CREDIT RISKS

The Group’s customers, which include investment banks, banks, brokerage firms and trading firms, generally represent a financially solid geographical areas with a subsequent lower risk for expected credit losses than companies in general. Efforts to collect trade receivables and shorten payment periods are a prioritized area. Most customers pay in advance, on a quarterly or even longer basis. The Accounts receivable in Itiviti Group are defined as Financial Instruments as defined in IFRS 9. The Accounts receivable meet the requirement to be valued at amortized cost. The Group applies the simplified approach to measure lifetime expected credit losses. Historical information is used regarding credit loss experience to forecast future credit losses. In addition, current and forward-looking information is used to reflect current and future conditions. In 2020, the Group had confirmed credit losses of TEUR 111. In the balance sheet expected credit losses is TEUR 336 at December 31, 2020.

Note C22. Other current assets

EUR THOUSAND	DEC 31, 2020
Insurance expenses	159
Other prepaid expenses	4,021
VAT receivable	3,837
Income taxes	5,560
Other receivables	653
Total other current assets	14,230

Note C23. Equity

Share capital	Number of shares	Share capital (TEUR)	Share premium reserve (TEUR)
Opening balance January 1, 2020	6,174,898	302	143,642
Closing balance, December 31, 2020	6,174,898	302	143,642

The average number of shares for the period amounted to 6,174,898. . All shares have a quota value of SEK 1.00. Shares have been issued in three classes, common shares, preference shares in series A and preference shares in series B. The company has issued 5,327,635 common shares, 418,277 preference A shares and 428,986 preference B shares. All shares carry 1 vote per share. Preference shares of series A and B have priority over common shares in payment of the company’s available funds for distribution of profits.

Proposed dividend:

The Board of Directors has decided to propose to the AGM that no dividend be paid for 2020.

Non-controlling interest

On the 14th of March 2018, the Company issued new shares in Itiviti Holding AB’s intermediate subsidiary Itiviti PreferenceCo AB for a total of 65,000 preference shares to non-controlling interests and the group raised 51,231 KEUR. The preference shares carry a right of priority over the ordinary shares to receive a portion of dividend from the sub-group, other distributions of profits or other value distributions and in case of liquidation or other dissolution of the Company, until the total amount to be paid out to holder of such preference share is equal to the base amount (1,000 USD per share) adjusted for the annual interest rate in accordance with the terms stated in the articles of association.

The annual interest refers to LIBOR plus an interest margin set by the shareholders general meeting with qualified majority. The interest rate for the current period is determined yearly retroactively in connection with the yearly anniversary, 14th of March. For the interest period starting 14th of March 2020 the interest is 12,53%. Total interest for the current period amounts to KEUR -805 including translation difference. Non-controlling interest amount to 75,462 KEUR as of December 31, 2020. Issued preference shares have voting value of 1 per share and constitutes 11,05% (65 000 shares) of the total votes in Itiviti PreferenceCo AB. The remaining votes consist of ordinary shares with voting value of 10 per share (50,000 shares) and are held by Itiviti AB.

The preference shares are presented as equity instrument because the group is not required to regulate the instruments, instead eventual payment of dividend is within the group’s control.

Note C24. Interest-bearing liabilities

EUR THOUSAND	Dec 31, 2020
Bank loan	554,627
Lease liabilities	21,581
Shareholder loan	3,079
Total	579,287

When Itiviti and Ullink merged in March 2018 a new financing structure was established replacing former loans in both Itiviti and Ullink.

The current financing consists of two loan facilities and an RCF (revolving credit facility). The Lien 1 facility is MEUR 440.7 with an additional RCF of MUSD 49.8. The interest rate on the Lien 1 facility is EURIBOR + 4.0% with a term of 84 months and the RCF interest rate is EURIBOR/LIBOR +3.0% with a term of 72 months. The Lien 2 facility is MUSD 140 with an interest rate of LIBOR (USD) + 7.75% and a term of 96 months. The Lien 1 facility includes one springing covenant requirement. If more than 40 % of the RCF is used, measured at every quarter end starting from March 31, 2019, the Lien 1 Leverage ratio shall not exceed 8.79. At December 31, 2020 MEUR 440.7 of the Lien 1 facility, MUSD 140 of the Lien 2 facility were utilized and the RCF is not utilized. Shares and bank accounts in several group companies are pledged as security for the bank syndicate that furnished the loan facilities (see Note C30 - Pledged assets and contingent liabilities).

The Group has hedged the interest rates for the Lien 1 loan and Lien 2 loan over a four-year period. The hedge contract for Lien 1 loan fixes the interest to 4.32% for MEUR 406m of the loan, and the hedge contract for Lien 2 loan fixes the interest to 10.71% for MUSD 135 of the loan. The market value for the two hedge contracts per December 31, 2020 was TEUR -4,998 (liability).

The shareholder loan consists of two subordinated loans of nominal MSEK 11 (TEUR 1 090) each from Cidron Delfi Ltd (a Nordic Capital entity) with a nominal interest rate of 8%. As of December 31 2020, accrued interest amounts to total MSEK 9,1 (TEUR 898).

CHANGES IN LIABILITIES ATTRIBUTABLE TO FINANCING ACTIVITIES

EUR thousand	Dec 31, 2019	Cash flow: new financing	Cash flow: amortizations	Acquisition of new lease contracts	Reclassification and other non- cash items	Currency effect	Dec 31, 2020
Non-current interest-bearing liabilities	556,040	12,994	-27,293	-	4,472	-11,796	534,417
Lease liabilities	25,153	-	-5,830	2,216	1,056	-1,014	21,581
Current interest-bearing liabilities	12	6	-	-	-	-	18
Overdraft facilities	-	-	-	-	-	-	-
Shareholder loan	2,745	-	-	-	219	115	3,079
Total interest-bearing loans	583,950	13,000	-33,123	2,216	5,747	-12,695	559,095

Accrued interest on the loans at Dec 31, 2020 was 6,723 TEUR. Prepaid expenses consist of fees paid in connection with the setup of the loan facilities in March 2018 and amortized over the length of the loan contracts in accordance with IFRS 9.

MATURITY STRUCTURE OF THE GROUP’S NON-CURRENT LIABILITIES

EUR THOUSAND	Dec 31, 2020

1-2 years	4,876
Within 2-5 years	460,509
Later than 5 years	113,902

Total	579,287

The carrying amounts of the long-term loans are on par with fair value, since the fixed interest rates on the loans are within the framework of the market return requirement for loans with corresponding terms at December 31, 2020.

Note C25. Other non-current provisions

EUR THOUSAND	Dec 31, 2020
Other provisions	101
Provision, facilities	-
Sum other non-current liabilities	101

OTHER PROVISIONS
Of other provisions amounting to TEUR 101, TEUR 86 refer to an increased holiday pay liability for employees in Australia (long service leave), which grants entitlement to three months of paid leave after 15 years of employment in the company and can be used first after 15 years of employment.

Note C26. Post-employment benefits

In addition to mandatory social insurance plans, the Group has introduced several benefit plans.

The net liability arising from the related obligation as of December 31, 2020 amounting to TEUR 1,330.

The Group’s employees are also entitled to short-term benefits (paid vacation, sick leave pay, profit-sharing) and post-employment benefits (termination benefits, pension fund) under defined benefit plans. Defined benefit plans are characterized by the employer’s obligation towards its employees. If they are not fully prefunded, provisions are recognized. The present obligation is calculated based on the projected unit credit cost method, considering actuarial assumptions such as salary increases, retirement age, mortality, turnover and discount rate. These assumptions consider specific conditions, particularly macroeconomic, in the various countries in which the Group is active. Changes in the actuarial assumptions or the difference between these assumptions and the actual amounts (experience gains or losses) give rise to actuarial gains and losses which are immediately recorded in equity for the year in accordance with the Group’s accounting policies.

Ullink France
In France, retirement indemnity plan is mandatory. All employees who retire are entitled to a lump sum depending on the end of career salary and the service within the company.

The amount of the retirement indemnity is the highest between the one defined by the Syntec collective agreement and the one defined by the legal minimum. Life expectancy and mortality is based on mortality table INSEE 2014-2016. The plan is unfunded, and the risk associated is salary increase. There were no plan amendments, curtailments or settlements in 2020.

Ullink Japan
The plan is an unfunded final salary defined benefit plan. As the benefits are calculated based on the monthly standard salary at resignation, the employer bears the risk of salary inflation. Life expectancy and mortality is based on 2020 MHLW Standard. In addition, as the plan is unfunded, the employer bears the cash flow risk when a significant number of exits occur. In 2020, benefits paid amounted to TEUR -226.

Itiviti Philippines
The plan is a hybrid plan where participants receive the larger of: Accumulated defined contribution benefit at normal retirement, and the statutory minimum retirement benefit.

If the accumulated defined contribution balance is less than the statutory minimum, then the company would be required to pay the difference. The plan liability is with regards to this shortfall only. Life expectancy and mortality is based on 2017 Philippine Intercompany Mortality Table. The plan is unfunded, and the risks associated are salary increase and investment return on the defined contribution plan. As the plan is unfunded, minimum funding requirements and asset ceiling are not applicable. There were no plan amendments, curtailments or settlements in 2020.

Defined benefit obligations

EUR THOUSAND	TOTAL	Ullink SAS	Ullink Japan K.K.	Itiviti Philippines Inc.
Defined benefit obligations at 31 December 2019	1,348	627	627	94
Service cost	231	102	119	10
Interest cost	14	8	1	5
Actuarial gains (losses) - due to changes in assumptions	-33	-89	-54	111
Actuarial gains (losses) - due to experience	23	42	-19	-
Benefits paid	-226	-	-226	-
Foreign currency translation	-27	-	-18	-9
Defined benefit obligations at 31 December 2020	1,330	689	430	210
Of which:
Funded schemes	-	-	-	-
Unfunded schemes	1,330	689	430	210

Changes of accrued pension and other employee benefits recognized in comprehensive income.

Discount rate and wage increase rate.
Discount rates are determined each year by reference to yields on high quality private bonds (generally AA-rated in the Euro zone) at the measurement date and of a term consistent with that of the obligation (25 years on average). The required information is provided by the Group’s actuaries and based on the market rate and indices.

The discount rates used, and the wage increase rates used to determine the present value of the projected benefit obligations are as follows:

(in % at December 31, 2020)	Ullink SAS	Ullink Japan K.K.	Itiviti Philippines Inc.
Discount rate	0.60%	0.20%	3.70%
Rate of Future Compensation Increases at End of Year	3.00%	2.00%	6.00%

Sensitivity analysis

THOUSAND at December 31, 2020	Ullink SAS	Ullink Japan K.K.	Itiviti Philippines Inc.
Impact of a 25 basis point decrease in the discount rate on the obligation	40	4	21
Impact of a 25 basis points increase in discount rate on the obligation	-37	-4	-19

Note C27. Other current liabilities

EUR, THOUSAND	DEC 31, 2020

Accrued payroll costs	2,863
Personnel-related expenses	14,371
Other accrued expenses	5,069
Accrued interest	6,550
Other current liabilities	7,823

Total other current liabilities	36,676

Note C28. Financial risk management and financial instruments

Itiviti’s core operations consist of technology sales. These operations are exposed to risks in financial instruments such as cash and cash equivalents and short-term investments. The Group also has other financial instruments such as trade receivables and trade payables that arise in the ordinary course of business. The main risks arising from these instruments are:

>	Foreign exchange risk related to cash flows in foreign currencies

>	Interest rate risk related to cash and cash equivalents and short-term investments

>	Credit risk related to financing activities

>	Liquidity risk

Foreign exchange risk

Foreign exchange risk is the risk for a change in the value of a financial instrument due to changes in foreign exchange rates. Itiviti Holding AB’s presentation currency is EUR, but the Group has operations in countries worldwide. This exposes the Group to foreign exchange risk, since unfavorable changes in exchange rates can have a negative effect on income and equity. Foreign exchange risks arise through both cash flow exposure and balance sheet exposure.

Foreign exchange risk - cash flow exposure

Operating revenue and expenses are also affected by movements in foreign exchange rates. These movements have a direct effect on the income and expense item itself. Most of the Group’s billing of customers is made in US dollar and Euro, but there is also billing in Japanese yen, Swedish kronor, British pound, Hong Kong dollar, Australian dollar, Canadian dollar, Singaporean dollar, and Brazilian real. All in all, operating revenue consists of approximately 46% US dollar, 37% Euro, 5% Japanese yen, 3% British pound and 8% other currencies.

Operating expenses consist of approximately 33% US dollar, 18% Euro, 13% Swedish kronor, 11% British pound, 6% Hong Kong dollar, 5% in Romania leu, 4% in Russian ruble and 10% other currencies.

With the current ratio between revenue and expenses, this means that the aggregate impact of a 1% change in the value of the Euro against all other currencies would have an effect on operating income for the period of TEUR 51 . The Group’s policy is to not continuously hedge its foreign currency exposure. This policy is reviewed regularly and may be changed if the need arises.

Foreign exchange risk - balance sheet exposure

Assets and liabilities in foreign currency are revalued at every balance sheet date.

Fair value changes arising from revaluation of operating balance sheet items are recognized in the consolidated statement of profit or loss and comprehensive income, and during the period gave rise to an earnings effect of TEUR 715. The revaluation effect of the Group external loans (described Note C24) amounted to TEUR 29,911.

Interest rate risk

Interest rate risk is the risk for variations in the value of and interest income/ expenses from a financial instrument due to changes in market interest rates. The Group’s risks arising from changes in interest expenses are related to the external loans taken in March 2018 and denominated in EUR and USD. The EUR loan (Lien 1) amounts to MEUR 440.7, and has a maturity of 7 years. The USD loan (Lien 2) has a value of MUSD 140.0, and a maturity of 8 years. These two currencies build up the majority of the Company’s sales. The loans thus provide a certain natural hedge of exchange rate fluctuations in USD and EUR (Company Report Currency from 2018). The interest rates on the loans are variable and linked to EURIBOR for the EUR loan and linked to LIBOR (USD) for the USD loan.

Interest expense on the loans are exposed to interest rate risk and represent high values for the Company. The Group has thus locked the floating EURIBOR and LIBOR interest rates through the acquisition of Interest hedges. In practice, during the maturity of the hedges, the group pays a fixed interest rate and receives a floating interest on the EURIBOR and US LIBOR rates.

The Company has defined a low risk tolerance for interest rate risk in the Financial Policy regarding Risk Management Strategy, and the Board has decided to hedge interest rates on the EUR and USD loans over a four-year period from the date of issuance of the external loans in march 2018. The reason for the four-year term for the interest rate hedging of the loans is that the Group expects to have a to generate excess cash and repay parts of the EUR and USD loans over the four years period. Over time, uncertainty regarding future cash flows and the amount of repayment of loans will increase, which means that a continued hedge after year four is considered to be imprecise and uncertain.

Credit risk (counterparty risk)

Credit risk is the risk that a counterparty will be unable to fulfill its obligations in a financial instrument transaction and will thereby cause a loss to the other party. The Group’s customers, which include investment banks, banks, brokerage firms and trading firms, generally represent a financially solid geographical areas with a subsequent lower risk for expected credit losses than companies in general (see also Note C21 - Trade receivables). Impairment losses are recognized on receivables in accordance with IFRS 9. The financially solidity of the Group’s customers results in a limited credit risk, which is also reflected in the relatively low amount of confirmed credit losses, which during the period amounted to TEUR 111, equal to 0.1% of revenue. Credit risks are mainly related to receivables, all bank balances are placed with financial institutions with a minimum credit rating A.

Liquidity risk

Liquidity risk is the risk that the Group will have difficulty fulfilling obligations that are associated with financial liabilities. The Group’s business model, in which customer billing normally takes place annually and quarterly in advance, significantly reduces this risk. Furthermore, an overdraft facility of MUSD 49.9 in the subsidiary Itiviti Group AB can be used as needed.

The table below analyzes the Group’s financial obligations on the balance sheet date, grouped according to the time remaining until the contractual due date. The amounts stated in the table are the contractual undiscounted cash flows.

MATURITYANALYSIS

At December 31, 2020
EUR THOUSAND	Within 1 year	2-3 years	4-5 years	>5 years
Derivative instruments	3,461	2,153	-	-
Bank loans	27,978	55,956	483,258	116,435
Other non-current liabilities	-	6	-	-
Lease liabilities	6,069	11,941	6,593	1,290
Trade payables	1,938	-	-	-
Other current liabilities	36,676	-	-	-
Shareholder loan	-	3,079	-	-
Total	76,122	73,135	489,851	117,725

OBJECTIVES, POLICIES AND ROUTINES FOR CAPITAL MANAGEMENT

The objective for the Group is to maintain a sound equity and debt structure over time. The equity/assets ratio is by the end of 2020 18%.

Note C29. Cash and cash equivalents

Cash and cash equivalents consist of cash in hand and at banks and other highly liquid short-term investments that are exposed to insignificant risk for value fluctuations and can be readily converted into cash. An investment is normally classified as cash and cash equivalents only if it has an original maturity of less than three months.

EUR THOUSAND	DEC 31, 2020
Cash and cash equivalents	31,581
Total cash and cash equivalents	31,581

The customary interest on bank balances according to a variable interest rate. Itiviti Group AB also has an operating credit facility of MEUR 44.6 including a bank overdraft facility of MSEK 40.0 whereof MEUR 0.0 was used on the balance sheet date.

Note C30. Pledged assets and contingent liabilities

EUR THOUSAND	Dec 31, 2020
Pertaining to liabilities to credit institutions
Net assets/shares in subsidiaries	187,773
Total pledged assets	187,773

The group has no contingent liabilities at 31 December 2020.

In the course of its operating activities, the Group has contractual obligations, mainly in relation to data centers and connections, with terms of up to 3 years. The total of these commitments as of December 31, 2020 amounts to EUR 9.3 million.

Note C31. Events after the balance sheet date

Broadridge Financial Solutions, Inc. signed on the 29 of March 2021 an agreement to acquire Itiviti Holding AB (“Itiviti”) from its majority owner.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors,

We have audited the accompanying consolidated balance sheet of Itiviti Holding AB (the Company) as of December 31, 2020, and the related consolidated statement of profit or loss and other comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, except for the exclusion of comparative information as discussed in the following paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2020, and the consolidated results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in Note C2 – Basis of presentation to the consolidated financial statements, the Company has not presented prior year comparative information. Disclosure of comparative information is required by International Financial Reporting Standards as issued by the International Accounting Standards Board.

 /s/ Ernst & Young AB

Stockholm, Sweden
April 28, 2021

A member firm of Ernst & Young Global Limited